Exhibit 12.1
RATIO OF EARNINGS TO FIXED CHARGES
     The following tables set forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2007, in accordance with Mexican GAAP/FRS and U.S. GAAP.
Grupo Televisa, S.A.B.
Ratio of earnings to fixed charges
(Millions of Mexican pesos in purchasing power as of
December 31, 2007)
Mexican GAAP/FRS:

	2003	2004	2005	2006	2007
EARNINGS:

Pretax-income from continuing operations	4,991.7	7,519.2	9,141.2	11,611.8	12,368.0

Add:

Fixed charges	2,007.1	2,951.4	3,094.2	2,250.9	2,443.8
Amortization of capitalized interest (Property, plant and equipment)	89.7	85.4	69.5	69.9	49.2
Distributed income of equity investees	—	—	—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—
Subtract:
Interest capitalized	—	—	—	—	—
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	(142.0)	258.6	1,170.3	610.3	935.9
Total:	7,230.5	10,297.4	11,134.6	13,322.3	13,925.1

FIXED CHARGES:
Interest costs:
Expensed	1,614.5	2,337.7	2,304.5	2,010.4	2,177.0
Capitalized	—	—	—	—	—
Total	1,614.5	2,337.7	2,304.5	2,010.4	2,177.0
Amortization of debt expense and discount related to indebtedness	—	—	—	—	—
Rental expense	392.6	613.7	789.7	240.5	266.8
Total	2,007.1	2,951.4	3,094.2	2,250.9	2,443.8

RATIO OF EARNINGS TO FIXED CHARGES	3.6	3.5	3.6	5.9	5.7

Grupo Televisa, S.A.B.
Ratio of earnings to fixed charges
(Millions of Mexican pesos in purchasing power as of
December 31, 2007)
U.S. GAAP:

	2003	2004	2005	2006	2007
EARNINGS:
Pretax-income from continuing operations (under Mexican GAAP/FRS)	4,991.7	7,519.2	9,141.2	11,611.8	12,368.0

Total adjustments under U.S. GAAP:	(723.2)	(119.9)	754.8	(600.9)	150.9
Subtract:
Deferred income taxes	(2,553.1)	365.6	268.8	77.3	(5.9)
Discontinued operations	—	—	—	—	—
Minority interest	(1.0)	(28.7)	(11.2)	1.1	1.6
Sub-total adjustments under U.S. GAAP:	1,830.9	(456.8)	497.2	(679.3)	155.2

Subtract:
Employee Profit Sharing	—	—	—	—	—
Deferred Employees profit sharing	—	—	—	—	—

Add:
Fixed charges	2,007.1	2,951.4	3,094.2	2,250.9	2,443.8
Amortization of capitalized interest under U.S. GAAP	—	—	—	—	—
Distributed income of equity investors	—	—	—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—
Subtract:
Interest capitalized	—	—	—	—	—
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	(142.0)	258.6	1,170.3	610.3	935.9

Total	8,971.7	9,755.2	11,562.3	12,573.1	14,031.1

FIXED CHARGES:
Interest costs:
Expensed	1,614.5	2,337.7	2,304.5	2,010.4	2,177.0
Capitalized	—	—	—	—	—

Amortization of debt expense and discount related to indebtedness	—	—	—	—	—
Rental expense	392.6	613.7	789.7	240.5	266.8
Total	2,007.1	2,951.4	3,094.2	2,250.9	2,443.8

RATIO OF EARNINGS TO FIXED CHARGES	4.5	3.3	3.7	5.6	5.7